UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 13, 2009 (January 8, 2009)

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52807	75-2308816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 14 East Hushan Road,
Taian City, Shandong 271000
People's Republic of China
(Address of Principal Executive Offices)

(+86) 538 -620-2306
Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 8, 2009, Shandong Taibang Biological Products Co., Ltd. ("Taibang"), a Chinese subsidiary of China Biologic Products, Inc. (the "Company"), entered into a short term loan agreement (the "Loan Agreement") with the Taishan Sub-Branch of the Bank Of China (the "Bank"). Pursuant to the Loan Agreement, the Bank loaned Taibang RMB40 million (approximately $5.8 million) (the "Loan"). The Loan has an annual interest rate of 5.31% on all outstanding principal and is due and payable in full on January 7, 2010 (the "Maturity Date"). Taibang is obligated under the Loan Agreement to pay the interest quarterly and repay the principal along with any remaining unpaid interest in full on the Maturity Date. Taibang may not prepay the Loan without the Bank's prior written consent which should be solicited no later than 30 days before such prepayment, and any such prepayment will be subject to a penalty equal to 0.0005 of the principal.

If the Loan is not paid in full by the Maturity Date, the interest rate will be increased to 6.90%, until full payment is made. In addition, if the Loan is used for any other purpose than to fund the purchase of raw materials, the Bank will have the right to increase the interest rate to 8.23% on the misused portion of the Loan, effective as of the date such funds are misused, until the misused portion is repaid in full. The Company currently plans to use the Loan to fund the purchase of raw materials. Furthermore, if the quarterly interest payments required under the Loan Agreement are not timely made during the Term, the Bank will have the right to increase the interest rate to 6.90%, and if any such quarterly interest payments are outstanding after the Maturity Date and are not timely made thereafter, then the Bank will have the right to charge an interest rate of 8.23%.

During the term of the Loan Agreement, Taibang has agreed that it will not engage in any of the following activities to the extent that any such activities materially adversely affect the Company's financial condition or the Company's ability to repay the Bank: sub-contracting, leasing, equity restructuring, pooling, consolidating, merging, splitting, joint investment, capital transferring, filing for restructuring, filing for dissolution, filing for bankruptcy, and any other actions which may affect realization of the Bank's rights under the Loan Agreement, without providing prompt written notice to the Bank and obtaining the Bank's prior written consent. Taibang has also agreed that it will not dispose its assets in a way that may negatively affect its ability to repay the Loan, and will not pledge any assets that will exceed the amount of its net assets or other limits specified in its charter. Taibang has further agreed not to use the Loan for equity investment, dividend payment, fixed asset investment, stock investment or real estate investment.

On January 13, 2009, the Company issued the press release attached hereto as Exhibit 99.1 regarding the Loan Agreement described in this report.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the Loan Agreement or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Loan Agreement attached hereto as Exhibit 10.1.

ITEM 2.03         CREATION OF A DIRECT FINANCIAL OBLIGATION

On January 8, 2009, the Company's majority owned Chinese subsidiary, Taibang, entered into a short term Loan Agreement with the Taishan Sub-Branch of the Bank Of China, pursuant to which the Bank loaned Taibang RMB40 million (approximately $5.8 million). More detailed information regarding the Loan is disclosed under Item 1.01 of this report, which disclosure is incorporated by reference into this section.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

(d)         Exhibits

Exhibit
Number	Description

10.1	English Translation of the Loan Agreement between Shandong Taibang Biological Products Co., Ltd. and Bank Of China, dated January 8, 2009.

99.1	Press Release, dated January 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BIOLOGIC PRODUCTS, INC.

Date: January 13, 2009	/s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer

EXHIBITS INDEX

Exhibit
Number	Description

10.1	English Translation of the Loan Agreement between Shandong Taibang Biological Products Co., Ltd. and Bank Of China, dated January 8, 2009.

99.1	Press Release, dated January 13, 2009